UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K
Amendment No. __
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 30, 2014

Rocket Fuel Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36071	30-0472319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Seaport Blvd.
Redwood City, CA 94063
(Address of principal executive offices, including zip code)
(650) 595-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 30, 2014, Rocket Fuel Inc., a Delaware corporation (the “Company”), entered into a First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement (the “Amendment”) by and among the Company, the lenders party thereto and Comerica Bank, as administrative agent for the lenders. The Amendment amends the terms of the Company’s existing Amended and Restated Revolving Credit and Term Loan Agreement, dated as of December 20, 2013 (the “Loan Facility”) by and among the Company, the lenders from time to time party thereto and Comerica Bank, as administrative agent. The amendments include, among others, an increase in the letter of credit subfacility under the revolving credit facility to $12.0 million, an amendment to the definition of “EBITDA” and amendments to the minimum EBITDA financial covenant under the Loan Facility.

The lenders and their affiliates have engaged in, and may in the future engage in, banking and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Additional details of the Loan Facility were previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 26, 2013 and are incorporated herein by reference.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1
First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 30, 2014, by and among Rocket Fuel Inc., the lenders party thereto and Comerica Bank, as administrative agent for the lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKET FUEL INC.

By: /s/ JoAnn C. Covington
JoAnn C. Covington Vice President, General Counsel and
Corporate Secretary

Date: July 7, 2014

EXHIBIT INDEX

10.1
First Amendment to Amended and Restated Revolving Credit and Term Loan Agreement, dated as of June 30, 2014, by and among Rocket Fuel Inc., the lenders party thereto and Comerica Bank, as administrative agent for the lenders.